Exhibit 10.3

EXECUTION VERSION

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

WABASH VALLEY RESOURCES LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Effective as of June 22, 2021

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS SUCH SALE OR OTHER DISPOSITION CAN BE MADE PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS OR AN APPLICABLE EXEMPTION THEREFROM. BY ACQUIRING MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTERESTS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

i

Article IV Management		19

4.1	Management	19

4.2	Officers	20

4.3	No Exclusive Duty to Company; Interested Managers	20

4.4	Limitations on Liability	21

4.5	Meetings of the Board of Managers; Action by Written Consent or Telephone Conference	21

4.6	Matters Requiring Member Approval	22

4.7	Exculpation and Indemnification	24

4.8	Hydrogen Accounts	26

Article V Capital Contributions		26

5.1	Form of Capital Contributions	26

5.2	Capital Contributions	27

5.3	Defaulting Members	27

5.4	Participation Rights	28

Article VI Allocations and Distributions		29

6.1	Capital Accounts	29

6.2	Allocations	31

6.3	Tax Allocations	34

6.4	Distributions	35

6.5	Return of Capital Contributions	36

6.6	Treatment of Loans from Members	36

Article VII Books and Records and Tax Matters		36

7.1	Books and Records and Financial Statements	36

7.2	Certain Tax Matters	38

7.3	Withholding	40

Article VIII Transfers of Membership Interests		41

8.1	Member Transfers	41

8.2	Transferee Not a Member	42

8.3	Right of First Offer	42

8.4	Drag Along Rights	44

8.5	No Indirect Transfer Restrictions	45

8.6	Nikola Company Sale ROFO Rights	45

Article IX Dissolution		46

9.1	Dissolution	46

9.2	Winding Up; Distributions Attributable to Liquidation or an Approved Sale	46

9.3	Deficit Capital Accounts	46

9.4	Nonrecourse to Other Members	47

9.5	Certificate of Cancellation	47

9.6	Termination	47

Article X General Provisions		47

10.1	Confidentiality	47

10.2	Notices and Consents	48

10.3	Merger and Amendments	49

10.4	Successors in Interest	49

10.5	Headings	49

10.6	Waiver	49

10.7	Severability	50

10.8	Binding	50

10.9	Counterparts	50

10.10	Governing Law	50

10.11	Arbitration	50

10.12	No Third-Party Beneficiaries	51

10.13	Representations and Warranties of Members	52

10.14	Hydrogen Turbine	52

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WABASH VALLEY RESOURCES LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of WABASH VALLEY RESOURCES LLC, a Delaware limited liability company (the “Company”) is made as of June 22, 2021 (the “Effective Date”), by and between the Members set forth in Schedule I and any other Person (each as defined below) who may from time to time become party to this Agreement and be bound by its provisions.

WHEREAS, Quasar Energy Partners LLC, a Delaware limited liability company, adopted that certain LLC Agreement of the Company, dated as of April 1, 2016 (the “Original Agreement”) in order to, among other things, evidence its membership interests in the Company;

WHEREAS, the Original Agreement was amended and restated pursuant to that certain Amended and Restated Limited Liability Company Agreement dated May 16, 2016 (the “Original Amended and Restated Agreement”) in order to, among other things, reflect the admission of new investors as Members;

WHEREAS, pursuant to that certain Certificate of Amendment to Certificate of Formation filed with the Delaware Secretary of State on August 14, 2018, the Company changed its name from “Quasar Syngas LLC” to “Wabash Valley Resources LLC”;

WHEREAS, pursuant to the terms of that certain Membership Interests Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), by and between Nikola Corporation, a Delaware corporation (“Nikola”), and the Founding Members, Nikola purchased 20% of the Membership Interests of the Company; and

WHEREAS, the Members desire to amend and restate in its entirety the Original Amended and Restated Agreement to, among other things, (i) reflect the admission of Nikola as a Member and (ii) provide for the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters described herein.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties executing this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. In this Agreement, the following terms shall have the meanings set forth below.

“Act” shall mean the Limited Liability Company Act of the State of Delaware, Title 6, Chapter 18, 101 et seq. of the Delaware Code, as the same may be amended from time to time.

“Act of Bankruptcy” when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (i) such Person shall have made an assignment of all or substantially all of its assets for the benefit of its creditors; (ii) such Person shall have admitted in writing its inability to pay his or its debts generally as they become due; (iii) such Person shall have filed a voluntary petition in bankruptcy; (iv) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable Law pertinent to such circumstances; (v) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; or (vi) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person or all or substantially all of the properties of such Person.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the last day of the relevant Taxable Year, after giving effect to the following adjustments:

(a)    credit to such Capital Account any amounts which such Member is considered to be obligated to restore to the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean with respect to a specified Person, any Person (including any fund or third party pool of capital) that directly or indirectly Controls, is Controlled by, or is under common Control with, the specified Person; provided that no Member shall be deemed an Affiliate of any other Member solely by reason of such Member’s Membership Interests.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Allocated Share” shall have the meaning ascribed to it in Section 7.2(f).

“Anti-Terrorism Laws” shall mean, collectively, the Patriot Act, the Executive Order, and other relevant United States or other applicable anti-money laundering or anti-terrorism Laws, legislation and regulations, including regulations promulgated by OFAC, as each of the same may be amended, modified, restated and updated, and any successor thereto.

“Approved Sale” shall have the meaning ascribed to it in Section 8.4(a).

“Arbitration Association” shall have the meaning ascribed to it in Section 10.11(a).

“Below Threshold Sale ROFO Offer Notice” shall have the meaning ascribed to it in Section 8.6(b).

“Below Threshold Sale” shall have the meaning ascribed to it in Section 8.6(a).

“Below Threshold Sale Price” shall have the meaning ascribed to it in Section 8.6(b).

“Board” shall have the meaning ascribed to it in Section 4.1(a).

“Board of Managers” shall have the meaning ascribed to it in Section 4.1(a).

“Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York, NY are required or authorized by Law to remain closed.

“Capital Account” shall mean, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 6.1.

“Capital Contribution” shall mean with respect to each Member, the aggregate amount of cash and the initial Gross Asset Value of any other property contributed by the Member to the Company, as reflected in the books and records of the Company.

“Cause” shall mean, with respect to a Manager, any of the following: (i) such Manager engages in intentionally dishonest or willful misconduct that, in each case for purposes of this clause (i), materially and adversely affects the Company, any Group Company, any Subsidiary, or any of their respective Affiliates; (ii) such Manager perpetrates a fraud, theft, or embezzlement or misappropriation against or affecting the Company, any Group Company, any Subsidiary, any of their respective Affiliates; or (iii) such Manager is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 31, 2016, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in this Agreement to a specific provision of the Code shall refer to the cited provision, as the same may be subsequently amended from time to time, as well as to any successor provisions.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company Hydrogen Account” shall mean the total hydrogen produced, as measured by weight in kilograms, by the Project, minus hydrogen quantities required for the reliable operations of the Facility, as measured by weight in kilograms, to be used in the operations of the Facility.

“Company Level Taxes” shall have the meaning ascribed to it in Section 7.2(f).

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Company Parties” shall have the meaning ascribed to it in Section 4.4.

“Company ROFO Notice” shall have the meaning ascribed to it in Section 8.3(c).

“Company Sale” shall mean a transaction with a Person that is not an Affiliate of the Company or group of Persons that, acting in concert, do not collectively constitute Affiliates of the Company or any Member, pursuant to which such Person or Persons acquire, in any single transaction or series of related transactions, directly or indirectly more than a majority of the outstanding Membership Interests or all or substantially all of the business and/or assets of the Company and its Subsidiaries.

“Confidential Information” shall mean, collectively, all documents and information that, in each case, is non-public, confidential or proprietary in nature concerning any Group Company (including commercial information and information with respect to customers, suppliers, vendors and proprietary technologies or processes), the Members or any of their respective Affiliates that was or may in the future be furnished to a Group Company, any Member or any of their respective Affiliates in connection with (i) the transactions leading up to and contemplated by this Agreement, including the terms hereof and thereof, or (ii) the operation and activities of the Group Companies or their Affiliates; provided that any such information will not be Confidential Information if it is (A) otherwise available to the public through no wrongful action by any Member or any Affiliate of any Member, (B) otherwise in the rightful possession (currently or at a later date) of any Member or any Affiliate of any Member from any third Person having, to the knowledge of such Member and its Affiliates after reasonable inquiry, no obligation of confidentiality with respect to such information to the other Members or the Company or any Affiliate of the other Members or the Company, as applicable or (C) independently developed by any Member or any Affiliate of any Member without reliance on, or reference to Confidential Information, provided that that the tax treatment and tax structure (as such terms are defined in Treasury Regulations Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind that are provided to the Members relating to such tax treatment and tax structure shall not be treated as Confidential Information.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Defaulting Member” shall have the meaning ascribed to it in Section 5.3(a).

“Definitive Agreements” shall mean the definitive agreements with respect to the investment in, development of, provision of services with respect to, or disposition of, the Project, as may be entered into from time to time by any Group Company.

“Depreciation” shall mean, with respect to any asset and for each Taxable Year, an amount equal to the depreciation, amortization and other cost recovery deduction allowable under the Code with respect to such asset for such Taxable Year; provided, however, that, if the Gross Asset Value of such asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Taxable Year, except as provided in Treasury Regulations section 1.704-3(d) (which shall control to the extent applicable), Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Taxable Year bears to such beginning adjusted tax basis for such asset; provided, further, that, if the adjusted basis for U.S. federal income tax purposes of such asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Individual” shall have the meaning given to such term in Treasury Regulations Section 301.6223-1(b)(3).

“Designated Members” shall have the meaning ascribed to it in Section 4.1(d).

“Distribution” shall mean any cash and the fair market value of any other property distributed to a Member from the Company in respect of such Member’s Membership Interests. For the avoidance of doubt, Distributions shall not include any Transfer Proceeds.

“Distribution Threshold Amount” shall mean [*].

“Dragged Members” shall have the meaning ascribed to it in Section 8.4(a).

“Dragging Members” shall have the meaning ascribed to it in Section 8.4(a).

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility” shall have the meaning ascribed to it in Section 2.6.

“Fiscal Year” shall mean the taxable year of the Company, which shall be the year ending December 31, unless otherwise required by Law or the Board of Managers, except for the final year of the Company which shall end on the termination of the Company.

“Founding Member” shall mean PBF, LBL or QEP, as applicable, and “Founding Members” shall mean collectively PBF, LBL and QEP.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entities” shall mean, with respect to any Person, collectively, the United States of America or any other nation, any state, or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over such Person or any of its property or other assets.

“Gross Asset Value” shall mean, with respect to any Company asset, the adjusted basis of the asset for U.S. federal income tax purposes, except as follows:

(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be its fair market value on the date of the contribution, as determined by the Board, without reduction for any liability secured by such asset;

(b)    the Gross Asset Values of all Company assets will be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account), as determined by the Board, as of the date of (A) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the Distribution by the Company of more than a de minimis amount of property to a retiring or continuing Member for the Member’s Membership Interests, (C) the liquidation of the Company, within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (D) the grant of more than a de minimis amount of Membership Interests as consideration for the provision of services to or for the benefit of the Company by an existing or new Member acting in a member capacity or in anticipation of becoming a Member, and (E) any other event or circumstance that would allow for such adjustment pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f); provided that adjustments pursuant to this clause (b) shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Member;

(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal its fair market value (taking Section 7701(g) of the Code into account), as determined by the Board, as of the date of Distribution; and

(d)    the Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Profits or Losses or Section 6.2(b)(vii); provided, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment is made pursuant to paragraph (b) in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group Company” shall mean any Person conducting the business of the Company, including the Company and its Subsidiaries, if any, but for the avoidance of doubt, excluding the Members and the Managers.

“Hydrogen Turbine” shall mean that certain hydrogen gas turbine to be part of the Project.

“Hypothetical Liquidating Distribution” shall mean, with respect to any Member and any Taxable Year, the amount that would be received by such Member if all Company assets were sold for cash equal to their Gross Asset Values (taking into account any adjustments to Gross Asset Value for such Taxable Year), all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each nonrecourse liability of the Company, to the Gross Asset Values of the assets securing such liability), and the net assets of the Company were distributed in full to the Members pursuant to Section 9.2, all as of the last day of such Taxable Year.

“Indemnifiable Losses” shall have the meaning ascribed to it in Section 4.7(a).

“Indemnified Parties” (a) each Manager, the Officers, the Tax Matters Member, Designated Individual or a liquidating trustee, in each case, in his, her or its capacity as such, (b) any Affiliate of each Manager, the Officers, the Tax Matters Member, Designated Individual or a liquidating trustee and (c) any Person of which a Manager or an Officer is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any Affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c), whether or not such Person continues to have the applicable status referred to in such clause.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any applicable law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity, including any law relating to the protection of the environment.

“LBL” shall mean Little Brothers, LLC, a Delaware limited liability company.

“Major Defaulting Member” shall have the meaning ascribed to it in Section 5.3(b).

“Major Defaulting Member Default Interests” shall have the meaning ascribed to it in Section 5.3(b).

“Manager” shall have the meaning ascribed to it in Section 4.1(a).

“Marketable Securities” shall mean securities that are traded on an established U.S. or non-U.S. securities exchange, in each case that the Board of Managers determines are marketable at a price approximating their fair market value within a reasonable period of time and are not subject to legal restrictions on Transfer (whether by contract or under applicable Law).

“Member” shall mean each Person executing this Agreement as a Member, and each Person who or which may hereafter become a party to this Agreement as provided herein, but does not include any Person who has ceased to be a Member of the Company or any Person purportedly holding any Membership Interest in the Company who has not been admitted as a Member pursuant to the terms of this Agreement.

“Member Hydrogen Account” shall mean the percentage of the Company Hydrogen Account, allocated to each Member in proportion of the Membership Percentage Interest of each Member, minus any previous off-take or sale of hydrogen from their Member Hydrogen Account.

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the additional Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interests” shall have the meaning ascribed to it in Section 3.1(a).

“Membership Percentage Interest” shall mean, with respect to any Member, the percentage set forth opposite such Member’s name on Schedule I. The aggregate Membership Interests of the Members shall at all times total one-hundred percent (100%).

“Nikola” shall have the meaning ascribed to it in the Recitals.

“Nikola Offtake Agreement” shall mean that certain Hydrogen Sale and Purchase Agreement, dated as of the date hereof, by and between the Company and Nikola.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“OFAC” shall mean the United States Department of Treasury’s Office of Foreign Asset Control and any successor thereto or replacement thereof.

“Offered Interests” shall have the meaning ascribed to it in Section 8.3(a).

“Offering Member” shall have the meaning ascribed to it in Section 8.3(a).

“Officer” shall have the meaning ascribed to it in Section 4.2.

“Other Indemnitors” shall have the meaning ascribed to it in Section 4.7(h)(i).

“Partially Adjusted Capital Account” shall mean, with respect to any Member for any Taxable Year, the Capital Account of such Member at the beginning of such Taxable Year, adjusted as set forth herein for all Capital Contributions and Distributions during such Taxable Year and all allocations pursuant to Section 6.2(b) and Section 6.2(c) with respect to such Taxable Year but prior to any allocations of Profits or Losses (or individual items of income, gain, loss, or deduction) for such Taxable Year pursuant to Section 6.2(a) and Section 6.2(c).

“Participation Right” shall have the meaning ascribed to it in Section 5.4(a).

“Participation Rights Notice” shall have the meaning ascribed to it in Section 5.4(b).

“Participation Rights Period” shall have the meaning ascribed to it in Section 5.4(c).

“Participation Securities” shall have the meaning ascribed to it in Section 5.4(a).

“Partnership Tax Audit Rules” shall mean Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“PBF” shall mean Philipp Brothers Fertilizer LLC.

“Permitted Transferee” shall mean, with respect to any Member, any Person (other than the Company or a Prohibited Transferee) that is an Affiliate of such Member.

“Person” shall mean any natural person or any corporation, company, governmental authority, limited liability company, partnership, trust, estate, association, unincorporated association, custodian, nominee, or any other individual entity or organization in its own or any representative capacity, or other entity.

“Post-Threshold Percentage Interests” shall mean the following Membership Percentage Interest for each of the Members:

(a)    with respect to PBF, a Membership Percentage Interest of 32.13%;

(b)    with respect to LBL, a Membership Percentage Interest of 12.24%;

(c)    with respect to QEP, a Membership Percentage Interest of 35.63%; and

(d)    with respect to Nikola, a Membership Percentage Interest of 20.00%.

“Pre-Threshold Percentage Interests” shall mean the following Membership Percentage Interest for each of the Members:

(a)    with respect to PBF, a Membership Percentage Interest of 44.10%;

(b)    with respect to LBL, a Membership Percentage Interest of 16.35%;

(c)    with respect to QEP, a Membership Percentage Interest of 19.55%; and

(d)    with respect to Nikola, a Membership Percentage Interest of 20.00%.

“Profits” and “Losses” shall mean for each Taxable Year, an amount equal to the Company’s taxable income or loss for such Taxable Year, determined in accordance with Section 703 of the Code (for this purpose, all items of income, gain, loss and deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)    in the event that the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Profits or Losses;

(d)    gain or loss resulting from the disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation with respect to each asset of the Company for such Taxable Year computed in accordance with the definition of Depreciation;

(f)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interests, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Profits or Losses; and

(g)    notwithstanding any other provision of this definition, any items specially allocated to the Members pursuant to Section 6.2(b) and Section 6.2(c) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated to the Members pursuant to Section 6.2(b) and Section 6.2(c) shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) above.

“Prohibited Transferee” shall mean any Person: (i) that is subject to the provisions of the Executive Order; (ii) that is owned or Controlled by, or acting for or on behalf of, any Person that is subject to the provisions of, the Executive Order; (iii) with whom any Member is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov.ofac/tl1sdn.pdf or at any replacement website or other replacement official publication of such list; (vi) that has or is currently engaged in any activities which would reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to obtain, retain or secure any required consent, license or permit from any Governmental Entity with respect to any Project or the operation of the business of the Company or such Subsidiary; or (vii) who is an Affiliate of a Person listed above.

“Project” shall have the meaning ascribed to it in Section 2.6.

“Proportionate Interest” shall have the meaning ascribed to it in Section 5.4(a).

“Purchase Agreement” shall have the meaning ascribed to it in the Recitals.

“QEP” shall mean Quasar Energy partners LLC, a Delaware limited liability company.

“Qualified IPO” shall mean a consummated initial public offering of Membership Interests (or successor equity interests).

“Regulatory Allocations” shall have the meaning ascribed to it in Section 6.2(c).

“Representative” shall have the meaning ascribed to it in Section 10.1(a).

“Requisite Members” shall means the Designated Members holding, collectively, at least a majority (greater than 50%) of the Membership Percentage Interest held by all of the Designated Members.

“ROFO Offer Notice” shall have the meaning ascribed to it in Section 8.3(b).

“ROFO Price” shall have the meaning ascribed to it in Section 8.3(b).

“ROFO Third Party Offeror” shall have the meaning ascribed to it in Section 8.3(a).

“Sale Request” shall have the meaning ascribed to it in Section 8.4(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which is at the time owned or Controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof.

“Super Majority Approval” shall mean the vote or written consent of the Members holding at least [*] of the total Membership Percentage Interests.

“Statement” shall have the meaning ascribed to it in Section 7.1(c)(iii).

“Target Capital Account” shall mean, with respect to any Member for any Taxable Year, an amount equal to such Member’s Hypothetical Liquidating Distribution for such Taxable Year, minus (a) the sum of (i) such Member’s share of Company Minimum Gain, and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain, with each of (i) and (ii) computed immediately before the hypothetical sale described in the definition of “Hypothetical Liquidating Distribution” and (b) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company.

“Tax Matters Member” shall mean the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code (as in effect prior to amendment by P.L. 114-74) and the “partnership representative” of the Company for purposes of Section 6223 of the Code.

“Taxable Year” shall mean the Company’s Fiscal Year (or any portion of the Fiscal Year for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to Article VI), unless the taxable year of the Company is required, under Section 706 of the Code or any other applicable Law, to be a different fiscal year, in which case it will be such fiscal year.

“Third Party Investor” shall mean a third party investor that is not an Affiliate of any existing Member or a Prohibited Transferee.

“Third Party Offer” shall mean a bona fide written offer from any Third Party Investor to contribute additional capital to, or otherwise invest in, the Company.

“Transfer” shall mean any sale, assignment, transfer, participation, encumbrance, exchange, mortgage, pledge, grant, hypothecation, rehypothecation, suffering the creation of a lien or other transfer, disposition or conveyance in any manner, absolute or as security or encumbrance (including dispositions by operation of Law).

“Transfer Proceeds” shall mean any proceeds received, other than from the Company, by any Member in connection with a Transfer of all or a portion of such Member’s Membership Interests.

“Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated under the Code as from time to time in effect. Any reference in this Agreement to a specific provision of the Treasury Regulations shall refer to the cited provision, as the same may be subsequently amended from time to time, as well as to any successor provisions.

“Turbine Decision Date” shall have the meaning ascribed to it in Section 10.14.

“Turbine Entity” shall have the meaning ascribed to it in Section 10.14.

1.2    Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole, including any exhibits, schedules and annexes attached hereto, and not to any particular subdivision unless expressly so limited; (e) all exhibits, schedules and annexes attached to this Agreement are hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein, (f) all references to “dollars” and “$” shall refer to United States Dollars; (g) the phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, acquisitions, control, Transfer or the taking of any action, include ownership, holdings, acquisitions, control, Transfer or the taking of such action, as applicable, through a chain of direct or indirect ownership of equity interests or control of one or more Persons; (h) Transfers by a Member are deemed to include Transfers by the Member directly or indirectly, including the Transfer of a Person owning, holding or Controlling such Member; (i) references to any Person shall be deemed to include a reference to its successors, permitted transferees and permitted assigns; (j) the term “or” is not exclusive; (k) any reference to any rights or obligations transferring to any transferee of any Member shall be deemed to refer to any transferee to whom the Member was permitted to Transfer its Membership Interests in accordance with the terms of this Agreement; (l) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (m) references to “equity interests” shall mean any (i) corporate stock, shares, partnership, limited liability company, membership or other equity interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, or the right to vote on or direct the management or affairs of the issuing entity, and (iii) subscriptions, calls, warrants, options, convertible securities, contracts or commitments of any kind or character relating to, exercisable or exchangeable for, convertible into, or entitling any Person to purchase or otherwise acquire, any of the foregoing.

ARTICLE II

ORGANIZATION

2.1    Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation under and pursuant to the Act. Each Person designated by the Board of Managers shall be an “authorized person” within the meaning of the Act to execute any amendments to and/or restatements of the Certificate of Formation.

2.2    Name. The name of the Company shall be “WABASH VALLEY RESOURCES LLC” or such other name as the Board of Managers may determine in accordance with the Act. The Company may cause appropriate trade name and similar statements to be filed and published under the name set forth in this Section 2.2, or such other names as the Company may have or use in any jurisdiction from time to time.

2.3    Principal Place of Business and Registered Agent. The address of the principal place of business of the Company shall be 444 West Sandford Avenue, West Terre Haute, Indiana, 47885. The name and address of the Company’s registered agent in the State of Delaware shall be as set forth in the Certificate of Formation. The Company may change its principal place of business and may establish any other places of business as the Board of Managers may from time to time designate.

2.4    Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified to do business or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which such qualification or registration is required or desirable, and shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary to effect such qualification or registration.

2.5    Term. The term of the Company commenced upon the date of filing of the Certificate of Formation pursuant to Section 18-206 of the Act, and shall continue in full force and effect until dissolution pursuant to Section 9.1.

2.6    Purpose. The Company shall have the authority to engage, directly or indirectly, in the business of (a) owning and operating a synthesis gas plant, located in West Terre Haute, Indiana, and (b) the design, development, construction and operation of a hydrogen and electricity production and carbon sequestration facility, only in West Terre Haute, Indiana (the “Facility”), including entering into the Definitive Agreements and other commercial arrangements related thereto (collectively, the “Project”), and engaging in any activities necessary, convenient or incidental thereto.

ARTICLE III

MEMBERS AND MEMBERSHIP INTERESTS

3.1    Members; Membership Interests.

(a)    The limited liability company interests in the Company shall consist of common limited liability company interests entitling the Members holding such interests to the rights and obligations specified pursuant to the terms of this Agreement with respect to such interests (the “Membership Interests”).

(b)    The names, addresses and Membership Percentage Interests held by, the Members are as set forth on Schedule I hereto, effective immediately following the execution of this Agreement. As of the date hereof, subject to the terms and conditions set forth in this Agreement, each Person set forth on Schedule I has been admitted as a Member and shall be bound by the provisions of this Agreement pursuant to its receipt and ownership of Membership Interests.

(c)    The Board of Managers shall amend and revise Schedule I from time to time to properly reflect any changes to the information included therein, including to reflect the admission or cessation of Members, in each case in accordance with this Agreement.

(d)    Subject to Section 5.4, the Board of Managers shall have the right to cause the Company to issue at any time after the date hereof, for such amount and form of consideration as the Board of Managers may determine, (i) additional Membership Interests of any kind including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board of Managers, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Membership Interests and (iii) warrants, options or other rights to purchase or otherwise acquire Membership Interests, and, subject in all respects to Section 10.3, in connection therewith the Board of Managers shall have the power to make such amendments to this Agreement as the Board of Managers in its discretion deems necessary or appropriate to give effect to such additional issuance.

3.2    Additional Members. Any Person may be admitted as a Member after the date of this Agreement at the sole and absolute discretion of the Board of Managers (on and subject to the terms and conditions of Article VIII in the case of transferees of Membership Interests) and Membership Interests may be created and issued to such Persons as determined by the Board of Managers on such terms and conditions as the Board of Managers may determine at the time of admission, subject to any rights of the Members to participate in such issuance pursuant to Section 5.4. Subject to Section 3.1, the terms of admission may provide for the creation of different classes or series of Membership Interests having different rights, powers and duties. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement. Any Person admitted to the Company as a Member following the Transfer of Membership Interests from a Member shall succeed to all of the rights, duties and obligations of its transferor under this Agreement; provided that any such Transfer by a Member shall not relieve such Member of its duties and obligations under this Agreement for periods prior to such Transfer.

3.3    Limitation of Liability. Except as otherwise provided by the non-waivable provisions of the Act or any other applicable Law, no Member shall be personally or otherwise liable for any indebtedness, liability or obligation of the Company, any Group Company and/or any other Subsidiary, except that each Member shall remain personally or otherwise liable for the payment of its Capital Contribution and as otherwise specifically set forth in this Agreement.

3.4    No Member Fiduciary Duties. Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company (or any other Group Company) and one or more Members, no Member in its capacity as Member shall, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties) to the other Members or the Company, notwithstanding anything to the contrary existing at Law, in equity or otherwise; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing. Except as otherwise expressly provided in this Agreement or in any other contractual arrangements between the Company (or any other Group Company), on the one hand, and one or more Members or any of their Affiliates, on the other hand, no Member nor any of its Affiliates, as applicable, shall be prohibited from engaging in or possessing any interest in another business or venture of any nature and description, independently or with others, none of the Company, another Member or any Affiliate thereof shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the members, shareholders, partners and Affiliates thereof. The pursuit of any business or venture other than through the Company shall not be deemed wrongful, improper or a breach of any duty hereunder, at Law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

3.5    Meetings of Members; Voting.

(a)    Meetings of the Members shall be held at the request of the Board of Managers or any Member holding not less than ten percent (10%) of the Membership Percentage Interests, on such date and at such time and place (including by email, telephone and video conference), either within or without the State of Delaware, as agreed upon from time to time by the Members. Written notice stating the place, date, and time of, and the general nature of the business to be transacted at, a meeting of Members, shall be given to each Member in the manner prescribed by Section 10.2, not less than ten (10) days nor more than sixty (60) days before the date of such meeting, unless the Board of Managers deems a shorter notice period to be necessary or appropriate. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of the number of Members necessary to authorize or take such action at a meeting; provided, that any consent being solicited shall, to the extent practicable, be circulated to all Members simultaneously; provided, further, that an executed copy of any written consent that is adopted by fewer than all the Members shall be provided by the Company promptly following its adoption to each Member that did not execute such written consent. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

(b)    Except as otherwise set forth herein, on any matter presented to the Members for their action or consideration at any meeting of the Members (or by written consent of the Members in lieu of meeting), such matters shall require the consent of the Requisite Members.

3.6    Authority to Bind. The Members shall have the power to exercise only those rights or powers granted to the Members pursuant to the express terms of this Agreement. No Member in its capacity as Member shall have any power or authority to act for or on behalf of, or to bind, the Company.

3.7    Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more Persons.

3.8    No Appraisal Rights. No Member shall have any right to have its interest in the Company appraised and paid out under any circumstances.

3.9    No State-Law Partnership. The Members intend that the Company not be a partnership or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal, state and local tax purposes, and no agreement shall not be construed to suggest otherwise.

3.10    No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, or shall be considered, a Member. In respect of matters pertaining to Members, the Company shall deal only with Persons so admitted as Members (including their duly authorized representatives). Notwithstanding any notification to the contrary, any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may be interested in such distribution by reason of any other Transfer by the Member, or for any other reason.

3.11    No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in § 18-304 of the Act. Upon the occurrence of any event specified in § 18-304 of the Act, the business of the Company shall be continued pursuant to the terms hereof without dissolution.

3.12    Membership Interest Certificates. Membership Interests in the Company may be evidenced by certificates in a form approved by the Board of Managers, but there shall be no requirement that the Company issue certificates to evidence the Membership Interests and no such certificates shall be issued as of the Effective Date. Any certificates evidencing the Membership Interests will bear the following legend reflecting the restrictions on the Transfer of such Membership Interests:

“The Membership Interests evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except (a) pursuant to an effective registration under the Securities Act or (b) a transaction qualified as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

The Membership Interests evidenced hereby are subject to the terms of that certain Second Amended and Restated Limited Liability Company Agreement of Wabash Valley Resources LLC, dated as of June 22, 2021, as amended, restated, supplemented or otherwise modified from time to time, by and among the members identified therein, including certain restrictions on transfer, and may not be transferred except in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Wabash Valley Resources LLC. A copy of such Second Amended and Restated Limited Liability Company Agreement has been filed in the books and records of the Company and may be available upon request.”

ARTICLE IV

MANAGEMENT

4.1    Management.

(a)    Subject to the Act, management, control and operation of the Company is vested exclusively in a board of managers (the “Board of Managers” or the “Board”). Each member of the Board of Managers (each, a “Manager”) shall be a “manager” within the meaning of the Act. Each Manager shall have a fiduciary duty of loyalty and care to the Company and the Members similar to that of a director and officer of a business corporation organized under the Delaware General Corporation Law, Del. Code Ann. tit. 8 § 101 et. seq. Subject to the appointment of Officers pursuant to Section 4.2 and delegation of responsibilities to such Officers, the Managers are authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings and engage in all activities and transactions which the Board of Managers deems necessary or advisable. Except for actions required to be approved by the Members in accordance with this Agreement, and subject to the appointment of Officers pursuant to Section 4.2 and delegation of responsibilities to such Officers, the Board of Managers shall have sole and exclusive power and authority to act for or bind the Company. Third parties dealing with the Company may rely conclusively upon the signature of any one Manager on the Board of Managers to the effect that such Manager is acting on behalf of the Company. To bind the Company in any manner to any agreement or document authorized in accordance with the terms of this Agreement, the signature of any Managers designated by the Requisite Members shall be required.

(b)    Each Designated Member’s designated Manager(s) shall be entitled to vote the number of Membership Interests owned by the Designated Member designating such Manager(s) to the Board of Managers in proportion and in accordance with the Membership Percentage Interest of such Member. An action by the Board of Managers shall require the approval of Managers designated by the Requisite Members. For the avoidance of doubt, notwithstanding the manner of voting of the Managers set forth in this Section 4.1(b), each Manager retains such Manager’s fiduciary duties to the fullest extent as set forth in Section 4.1(a).

(c)    The Board of Managers shall consist of no more than [*] individuals. Each Member shall have the right to designate [*] representatives to the Board of Managers to serve as Managers; so long as such Member, together with its Affiliates, holds in the aggregate, a number of Membership Interests equal to [*] of the then outstanding Membership Interests.

(d)    Each Member entitled to designate one or more representatives to the Board of Managers pursuant to Section 4.1(c) (each such Member is sometimes referred to herein individually as the “Designated Member” and collectively, the “Designated Members”) may appoint alternates to act in the place of any Manager designated by such Designated Member. The Company shall notify the Members from time to time of the alternates, if any, appointed by any Designated Member, and the Members may rely upon any such notice until it has been superseded by a further notice. A Manager may only be removed from the Board of Managers by the Designated Member that appointed such Manager; provided, however, a Manager may be removed for Cause by the Requisite Members. If at any time any Manager ceases to serve on the Board of Managers (whether due to resignation, removal (including removal for Cause) or otherwise) the Persons then entitled to designate such Manager pursuant to Section 4.1(c) shall be entitled to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (c) above; provided, however, a Manager removed for Cause shall not be appointed as a Manager of the Company, any Group Company or any Subsidiary following such removal. Each Member acknowledges and agrees that the right of a Designated Member to designate one or more Managers is specific to such Designated Member as provided herein and is not transferable to or exercisable for the benefit of any Person other than such Designated Member.

(e)    The Board of Managers may form such committees of the Board of Managers as it deems advisable from time to time, with such powers, rights, responsibilities and duties as the Board of Managers may determine for each such committee.

(f)    Each Manager (and any designated alternate Manager) shall be a natural person of full age. The initial Managers are set forth on Schedule II hereto, which Schedule II shall be updated by the Designated Members each time there is a change in Managers.

4.2    Officers. The Board of Managers shall appoint officers of the Company from time to time (each, an “Officer”). The Officers shall have such full power and authority to carry on the day-to-day business of the Company and to execute all agreements, instruments and documents as are authorized by the Board of Managers. Each Officer shall owe a fiduciary duty of loyalty and care to the Company and the Members, similar to that of directors and officers of a business corporation organized under the Delaware General Corporation Law, Del. Code Ann. tit. 8, 101 et. seq.

4.3    No Exclusive Duty to Company; Interested Managers.

(a)    No Manager shall be required to manage the Company as its sole and exclusive function. Each Manager and any Member may have other business interests and may engage in other activities in addition to those relating to the Company. No Member or Manager shall incur liability to the Company or any Member as a result of engaging in any other business interests or activities as permitted under this Agreement.

(b)    No contract or other transaction between the Company and one or more of the Managers or between the Company and any other limited liability company or other business entity in which one or more of the Managers are managers, directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such Manager or Managers were present at the meeting of Managers which approved such contract or transaction, or that his or her or their votes were counted for such purposes, (i) if the material facts as to such Manager’s interest in such contract or transaction are disclosed in good faith or known to the other Managers, and the Board of Managers approves such contract or transaction by a vote sufficient for such purpose; or (ii) if the material facts as to such Manager’s interest in such contract or transaction are disclosed in good faith or known to the Members, and such contract or transaction is approved by the vote of the Members in accordance with the procedures set forth in Section 3.5.

4.4    Limitations on Liability. None of the Managers, Officers, Members (including any testator or intestate of a Manager, officer or Member) or, if a Member is not a natural person, the Member’s directors, officers, employees, equity holders, partners, managers, members or agents acting on its behalf (collectively, the “Company Parties”), shall be liable to the Company or any Member for (i) any damages suffered by the Company or any Member as a result of any act or omission of a Company Party taken or suffered in connection with the conduct of the affairs of the Group Companies or otherwise in connection with this Agreement or the matters contemplated herein; or (ii) any mistake, negligence, dishonesty or bad faith of any broker, adviser or other agent of the Company selected by the Board of Managers with reasonable care; except to the extent that such act or omission is found by a court of competent jurisdiction in a non-appealable final judgment or in a duly constituted arbitration proceeding (a) to have resulted from bad faith, active and deliberate dishonesty, fraud, willful misconduct, gross negligence, (b) a violation of applicable Law or (c) a material breach of this Agreement.

4.5    Meetings of the Board of Managers; Action by Written Consent or Telephone Conference.

(a)    Meetings of the Board of Managers shall be held at the request of the Board of Managers or any one or more Managers, either within or without the State of Delaware, as agreed upon from time to time by the Board of Managers, but in no event less than once during any twelve (12) month period. Written notice stating the place, date, and time of, and the general nature of the business to be transacted at, a meeting of the Board of Managers, shall be given to each Manager in the manner prescribed by Section 10.2, not less than one (1) day nor more than sixty (60) days before the date of such meeting, unless the Board of Managers deems a shorter notice period to be necessary or appropriate.

(b)    Any Manager or any member of a committee of the Board of Managers who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Manager attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Manager shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with all other Managers before the adjournment thereof or shall be forwarded by registered mail to all other Managers immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to any Manager who voted in favor of such action.

(c)    The presence of Managers designated by the Requisite Members shall be necessary to constitute a quorum for the transaction of business at any meeting of the Managers. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the Board of Managers shall reschedule the meeting to be held not less than one (1) Business Day nor more than ten (10) Business Days thereafter. Each Manager may designate by proxy any other Manager to attend and act on behalf of the Manager (including voting on all matters brought before the Board of Managers) at a meeting of the Board of Managers, a copy of which proxy shall be delivered to each other Manager at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.

(d)    Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by Managers requisite to constitute the act of the Managers at a meeting at which all Managers are present; provided, that any consent being solicited shall, to the extent practicable, be circulated to all Managers simultaneously; provided, further, that an executed copy of any written consent that is adopted by fewer than all the Managers then in office shall be provided by the Company promptly following its adoption to each Manager that did not execute such written consent. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board of Managers. Such written actions may be signed in counterparts. Subject to the requirements of the Act and this Agreement for notice of meetings, the Managers may participate in and hold a meeting of the Board of Managers by means of a conference telephone or similar communications equipment by means of which the Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(e)    The Managers shall be reimbursed for their reasonable, documented out-of-pocket expenses of attending each meeting of the Board or its committees.

(f)    The Managers shall have the rights to participate in the health insurance benefits offered by the Company to its employees.

4.6    Matters Requiring Member Approval.

(a)    Notwithstanding any other provision of this Agreement to the contrary, the Company and the Board of Managers shall not, and shall take all actions possible to ensure that each Subsidiary of the Company shall not, without first (1) obtaining the approval of the Requisite Members, (2) in the case of Sections [*], [*], [*], [*], [*], [*] and [*], obtaining Super Majority Approval, or (3) in the case of Section [*] and [*] obtaining the approval of Nikola, take or approve any of the following actions:

(i)    any change of the jurisdiction of organization or the classification for U.S. federal income tax purposes of any Group Company;

(ii)    the establishment of, and any material modification of, the annual budget of the Company and its Subsidiaries;

(iii)    the incurrence of any lien, other than liens in favor of equipment lessors or similar equipment financing arrangements and liens incurred in the ordinary course of business;

(iv)    the incurrence, refinancing or modification of any indebtedness, other than trade accounts payable incurred in the ordinary course of business;

(v)    the waiver, compromise, or forgiveness of any indebtedness owed to a Group Company or claim of any Group Company against any other Person or the commencement, dismissal, termination or settlement of any litigation, insurance claim, condemnation claim or other matter or claim;

(vi)    the making of any Distributions other than as provided in this Agreement or the purchase, redemption, or other retirement of any Membership Interest or any security of any Group Company other than in accordance with this Agreement;

(vii)    any sale of any Group Company to, or any merger, consolidation or combination of any Group Company with, any other entity or the issuance, directly or indirectly, of any securities of any Group Company (other than the Company) except in accordance with the provisions of this Agreement;

(viii)    the sale, lease, exclusive license or transfer of any material asset or assets of any Group Company not in the ordinary course of business;

(ix)    any agreement imposing personal liability or guaranty obligations on any of the Members or any of their principals or Affiliates; provided, that in no event may the Company impose personal liability or guaranty obligation on any Members or its Affiliates without such Member’s or Affiliate’s express consent;

(x)    except in connection with the admission of a new Member following the issuance of Participation Securities pursuant to Section 5.4, any change in the authorized number of Managers comprising the Board of Managers;

(xi)    except in accordance with this Agreement (including the issuance of Participation Securities in accordance with Section 5.4), or except as otherwise authorized pursuant to Section 4.3(b), any transactions between the Company or any Group Company Member with any Manager, Member or any Affiliate of any Member;

(xii)    decisions with respect to any Group Company regarding federal state and foreign material tax elections, material tax disputes and approval or consent to federal and state and foreign material audit adjustments;

(xiii)    the amendment of the Certificate of Formation;

(xiv)    effectuate or take any action to authorize an Act of Bankruptcy with respect to the Company or any material Group Company;

(xv)    effectuate or take any action to authorize any voluntary dissolution, winding-up or liquidation of the Company or any material Group Company;

(xvi)    change the line of business of any Group Company (including, for the avoidance of doubt, amendment of Section 2.6 of this Agreement or otherwise take any action (or fail to take any action) that would adversely affect the Company’s ability to produce hydrogen;

(xvii)    change the Company’s method of accounting or otherwise deviate from GAAP in keeping of the books and records of the Company; and

(xviii)    a Qualified IPO.

(b)    The approval of the Requisite Members shall be obtained in the manner set forth in Section 3.5.

4.7    Exculpation and Indemnification.

(a)    The Company shall hold harmless and indemnify the Indemnified Parties to the fullest extent permitted by applicable Law from any liability, loss, cost or expense (including judgments, fines, amounts paid in settlement, attorneys’ fees and expenses actually and reasonably incurred) (collectively, “Indemnifiable Losses”) that may accrue to or be incurred by such Indemnified Party in connection with any action or proceeding in which such Indemnified Party is or may become involved, as a party or otherwise, or with which such Indemnified Party may be threatened, relating to or arising out of the conduct of the affairs of the Group Companies or otherwise in connection with this Agreement or the matters contemplated herein; provided, however, that (i) no indemnification may be made to or on behalf of any Indemnified Party to the extent such Indemnifiable Losses are found by a court of competent jurisdiction in a non-appealable final judgment or in a duly constituted arbitration proceeding (a) to have resulted from bad faith, active and deliberate dishonesty, fraud, willful misconduct, gross negligence, (b) a violation of applicable Law or (c) a material breach of this Agreement by such Indemnified Party, (ii) no Indemnified Party shall be entitled to indemnification hereunder from and against any claims, liabilities, damages, losses, costs or expenses arising with respect to any controversies between or among the Members or each of their respective officers, directors, equity holders, members, employees and partners to which the Company is not a party and (iii) the Company’s obligations hereunder shall not apply with respect to losses of an Indemnified Party’s investment in the Company or tax obligations incurred by any Indemnified Party as a result of such Indemnified Party’s ownership of an interest in the Company or investments made by the Company or its Affiliates. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Party did not satisfy the foregoing standard of conduct that would entitle such Indemnified Party to indemnification pursuant to this Section 4.7(a).

(b)    Expenses (including reasonable attorney’s fees) reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder; provided, that the Company shall have no obligation to make any advances to any Indemnified Party in connection with any claim by any Group Company against such Indemnified Party, or by such Indemnified Party against any Group Company.

(c)    The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of Law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(d)    An Indemnified Party shall obtain the written consent of the Board of Managers prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Indemnified Party, which consent shall not be unreasonably withheld or delayed. If liabilities arise out of the conduct of the affairs of the Company and any other Person for which the Indemnified Party was then acting in a similar capacity, the amount of the indemnification provided by the Company shall be limited to the Company’s proportionate share thereof as determined in good faith by the Board of Managers.

(e)    The Board of Managers shall cause the Company to purchase, at the Company’s expense, insurance to insure the Indemnified Parties against liability for any breach or alleged breach of their responsibilities under this Agreement or otherwise in connection with activities of the Company regardless of whether such insurance insures against liability for which indemnification by the Company is not permitted under the terms of this Agreement.

(f)    The Indemnified Parties may consult with legal counsel and accountants selected by them and any act or omission suffered or taken by them on behalf of the Company or in furtherance of the interests of the Company in good faith in reasonable reliance upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and such Indemnified Parties shall be fully protected in so acting or omitting to act; provided that such counsel or accountants were selected with reasonable care.

(g)    Prior to the Company making or any other Group Company making any indemnification payment to an Indemnified Party, such Indemnified Party shall first establish to the reasonable satisfaction of the Board of Managers that such Indemnified Party has taken reasonable steps to seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, and to preserve the Company’s subrogation rights as contemplated by Section 4.7(h).

(h)

(i)    The Company hereby acknowledges that certain Indemnified Parties may have certain rights to indemnification and/or insurance provided by a Member and/or certain of their Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to each Indemnified Party are primary and those of the Other Indemnitors are secondary), it shall be liable for the full amount of all Indemnifiable Losses to the extent legally permitted and that it irrevocably waives any claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company.

(ii)    Except as provided in Section 4.7(h)(i) above, in the event of any payment of Indemnifiable Losses under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Party against other Persons (other than the Other Indemnitors), and the Indemnified Party shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights. Notwithstanding anything to the contrary contained herein, this Section 4.7(h) shall be for the exclusive benefit of the Other Indemnitors and shall not result in any benefit to, or right of, any other Person.

(i)    The provisions of this Section 4.7 shall continue to afford protection to each Indemnified Party regardless of whether such Indemnified Party remains in the position or capacity pursuant to which such Indemnified Party became entitled to indemnification under this Section 4.7 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

4.8    Hydrogen Accounts. The Company shall establish a Company Hydrogen Account and Member Hydrogen Account for each Member and for the Company. [*] subject to the terms and conditions of this Agreement.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1    Form of Capital Contributions. Capital Contributions shall be in such amounts and may be in cash or any type of property, including promissory notes or services, as may be accepted by the Board of Managers, in its reasonable discretion.

5.2    Capital Contributions. On the Effective Date, each Member identified on Schedule I attached hereto contributed (or is deemed to have contributed) to the equity capital of the Company its Capital Contribution as reflected in the books and records of the Company. No Member will be obligated to make any additional Capital Contributions after the Effective Date, lend any funds to the Company, or guarantee any loans or other liabilities for the Company, in each case unless otherwise expressly agreed in a separate writing between such Member and the Company after the Effective Date.

5.3    Defaulting Members.

(a)    Upon any Member (i) committing to purchase Participation Securities in accordance with Section 5.4 and (ii) failing to pay for such Participation Securities such Member committed to purchase when such amount is due and payable, such Member shall be in default (a “Defaulting Member”). The Board of Managers (acting by the vote of Managers designated by Designated Members holding a majority of the total Membership Percentage Interests, excluding the Membership Percentage Interest of the Defaulting Member) may, in its reasonable discretion, determine that a Defaulting Member shall (i) be required to transfer to any non-defaulting Member or other Person the amount of its Membership Interests equal to such Defaulting Member’s Capital Contributions at a transfer price equal to such Defaulting Member’s Capital Contributions; (ii) be prohibited from exercising any consent right to which such Defaulting Member would otherwise be entitled and, if applicable, shall be prohibited from appointing any Manager of the Company pursuant to Section 4.1; (iii) to the extent permitted by Law, not be entitled to have a right of consent or voting rights in any matter subject to this Agreement until the default is cured; and/or (iv) pursue any other legal or equitable remedy available to the Company or the Founding Members. The foregoing remedies are not exclusive and the Board of Managers (acting by the vote of Managers designated by Designated Members holding a majority of the total Membership Percentage Interests, excluding the Membership Percentage Interests of the Defaulting Member) may, in its discretion, waive any of these remedies against a Defaulting Member.

(b)    Upon, any Member (i) becoming subject to any final, binding, unappealable order of the Commission ordering such Member or any member of the board of directors, executive officer or manager (within the meaning of the Act) of such Member, as applicable, to cease and desist from committing or causing a violation of or future violation of any scienter-based anti-fraud provision of the federal securities Laws; (ii) becoming subject to any final, binding, unappealable order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or 203(f) of the Investment Advisers Act of 1940, that places limitations on the activities, functions or operations of such Member or any member of the board of directors, executive officer or manager (within the meaning of the Act) of such Member that would materially adversely affect the Company; (iii) becoming subject to a final, binding, unappealable order of a state securities commission (or any agency or officer of such state performing like functions), that bars such Member or any member of the board of directors, executive officer or manager (within the meaning of the Act) of such Member from association with an entity regulated by such commission or engaging in the business of securities in such state; (iv) failing to make a payment required under the Purchase Agreement (expressly excluding payments arising pursuant to Section 2.3 of the Purchase Agreement); or [*], then, in each case, such Member shall be in a major default (a “Major Defaulting Member”). The Board of Managers (acting by the unanimous vote of Managers designated by Members excluding the Membership Percentage Interest of the Major Defaulting Member), may, in its discretion, determine that such Major Defaulting Member (A) shall immediately cease to be a Member of the Company, [*]. ALL MEMBERS IN THEIR CAPACITY AS A MEMBER HEREUNDER, ACKNOWLEDGE AND UNDERSTAND THAT THIS SECTION 5.3(b) MAY RESULT IN ANY MEMBERSHIP INTEREST HELD BY SUCH MEMBER AND ITS AFFILIATES AND SUCH MEMBER’S RIGHTS AND STATUS AS A MEMBER BEING SUBJECT TO FORFEITURE IN ACCORDANCE WITH THIS SECTION 5.3(b).

(c)    Following a forfeiture pursuant to Section 5.3(b), the Major Defaulting Member Default Interests shall be allocated to each Member other than such Major Defaulting Member, in an amount equal to [*].

(d)    It is expressly understood and agreed that although each Member and the Company consider the restrictions contained in this Section 5.3 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Section 5.3 is an unenforceable restriction against any Member, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Section 5.3 is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.4    Participation Rights.

(a)    If the Board of Managers determines that additional capital is required to fund the operations of any Group Company, then the Board of Managers may seek additional capital from Third Party Investors and issue Membership Interests in connection therewith (as set forth in Section 3.1(d)); provided, that, other than pursuant to a Qualified IPO, the Company shall not issue or sell any (i) Membership Interests, (ii) equity securities of any kind (including “phantom” securities) convertible into or exchangeable for Membership Interests, (iii) options, warrants or other rights to purchase or subscribe for Membership Interests or (iv) securities or other instruments of any kind deriving substantially all of their value from the value of Membership Interests, in each case whether issued by the Company or any other Person (the “Participation Securities”) to any Person, unless the Company has first received a Third Party Offer from a Third Party Investor to purchase such Participation Securities and has offered the right (the “Participation Right”) to each Member to purchase up to its Proportionate Interest of such Participation Securities at the same price per security and otherwise upon the same terms and conditions as those offered to such Third Party Investor in accordance with the procedures set forth in this Section 5.4. “Proportionate Interest” shall equal the product of (A) the Membership Percentage Interests held by such Member, multiplied by (B) the total number of such Participation Securities proposed to be issued.

(b)    Following receipt of any Third Party Offer, the Company shall send a written notice to each Member (the “Participation Rights Notice”) stating: (i) the number of Participation Securities to be offered, (ii) a description of the Participation Securities, (iii) its Proportionate Interest, (iv) the price at which such Participation Securities are proposed to be sold or issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Rights Notice is given, the method of determining such price and an estimate thereof), (v) the terms, conditions, rights and privileges upon which the Company proposes to sell or issue the Participation Securities, (vi) to the extent known, the identity of the proposed buyer(s) of the Participation Securities and (vii) whether or not such sale or issuance would result in the proposed buyer(s) obtaining control of the Company.

(c)    Each Member will have fifteen (15) days from the date of its receipt of any Participation Rights Notice (such period, the “Participation Rights Period”) to agree to purchase up to its Proportionate Interest of such Participation Securities for the price and upon the terms specified in the Participation Rights Notice by giving written notice to the Company and stating therein the quantity of the Participation Securities to be purchased. In the event that a Member fails to elect to exercise in full its Participation Rights within the Participation Rights Period, the participating Members shall have the right to purchase, within the fifteen (15) day period following the expiration of the Participation Rights Period, any unsubscribed Participation Securities in an amount equal to [*]. Thereafter, if there are any remaining unsubscribed Participation Securities, the Company or its applicable Affiliate shall have [*] to sell such Participation Securities to the Third Party Investor that provided the Third Party Offer or any other Person (including one or more Members) with respect to which the Participation Right hereunder was not exercised, at a purchase price no less than, and on terms not more favorable to the purchaser than, those specified in the Participation Rights Notice. In the event that the Company has not issued and sold the Participation Securities within such [*] period, then the Company shall not thereafter issue or sell any Participation Securities without again first offering the Members their Participation Rights pursuant to this Section 5.4.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1    Capital Accounts. A separate Capital Account shall be established and maintained for each Member. The Capital Contributions of each Member shall be as set forth in the Schedule I.

(a)    Each Member’s Capital Account shall be increased by:

(i)    the amount of cash contributed by such Member to the Company;

(ii)    the Gross Asset Value of real, personal, tangible and intangible property (other than cash) contributed by such Member to the Company;

(iii)    allocations to such Member of Profits and other items of income or gain that are specially allocated pursuant to Section 6.2(b) or Section 6.2(c); and

(iv)    the amount of any liabilities of the Company assumed by such Member or liabilities of the Company to which any property distributed to such Member is subject.

(b)    Each Member’s Capital Account shall be decreased by:

(i)    the amount of cash distributed to such Member by the Company;

(ii)    the Gross Asset Value of real, personal, tangible and intangible property (other than cash) distributed to such Member by the Company;

(iii)    allocations to such Member of Losses and other items of deduction, loss or expense that are specially allocated pursuant to Section 6.2(b) or Section 6.2(c); and

(iv)    the amount of any liabilities of such Member assumed by the Company or liabilities of the Company to which any property contributed by such Member are subject.

(c)    In determining the amount of any liability for purposes of this Section 6.1, Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations shall be taken into account.

(d)    In the event of a sale, exchange or other Transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent that it relates to the Membership Interest so Transferred in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

(e)    The manner in which the Capital Accounts are to be maintained pursuant to this Section 6.1 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, including Treasury Regulations Section 1.704-1(b), and shall be interpreted consistently therewith. If the manner in which the Capital Accounts are to be maintained pursuant to this Section 6.1 is required to be modified to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then, the Board may modify the method by which Capital Accounts are maintained to the minimum extent required to comply with such provisions and regulations; provided, however, that any change in the manner of maintaining the Capital Accounts shall not materially alter the economic agreement between or among the Members without the consent of the affected Members (which shall not be unreasonably withheld, conditioned or delayed).

(f)    Except as otherwise required by the Act or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in its Capital Account.

(g)    No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.

6.2    Allocations.

(a)    Allocations of Profits and Losses.

(i)    Allocation of Profits. Subject to Section 6.2(b) and Section 6.2(c), Profits shall be allocated to the Members so as to reduce the differences between the Members’ Target Capital Accounts and their Partially Adjusted Capital Accounts for the Taxable Year, as reasonably determined by the Board. No portion of Profits for any Taxable Year shall be allocated to any Member under this Section 6.2(a)(i) if the Member’s Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for the Taxable Year. Allocations of Profits hereunder shall consist of a pro rata portion of each item of Company income, gain, loss or deduction that is included in computing Profits for the Taxable Year.

(ii)    Allocation of Losses. Subject to Section 6.2(b) and Section 6.2(c), Losses shall be allocated to the Members so as to reduce the differences between the Members’ Target Capital Accounts and their Partially Adjusted Capital Accounts for the Taxable Year, as determined by the Board. No portion of Losses for any Taxable Year shall be allocated to any Member under this Section 6.2(a)(ii) if the Member’s Partially Adjusted Capital Account is less than or equal to its Target Capital Account for the Taxable Year. Allocations of Losses hereunder shall consist of a pro rata portion of each item of Company income, gain, loss or deduction that is included in computing Losses for the Taxable Year.

(iii)    Insufficient Profits or Losses. If the amount of Profits or Losses allocable to the Members pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii) for a period is insufficient to allow the Partially Adjusted Capital Account balance of each Member to equal such Member’s Target Capital Account, such Profits or Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Partially Adjusted Capital Account balances and their respective Target Capital Accounts in proportion to such differences.

(b)    Prior to any allocations pursuant to Section 6.2(a), except with respect to Section 6.2(b)(viii), which shall be applied only after the allocation of all Losses and items of loss, expense and deduction are tentatively made for such Taxable Years as if Section 6.2(b)(viii) were not in this Agreement, allocations shall be made to the Members in the following order:

(i)    Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company

Minimum Gain during any Taxable Year, each Member shall be specially allocated items of income and gain of the Company for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith;

(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, then, except as otherwise provided in Treasury Regulations Section 1.704-2(i), each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain of the Company for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith;

(iii)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of income and gain of the Company shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(b)(iii) were not in this Agreement;

(iv)    Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year that is in excess of the sum of the amounts such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain of the Company in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(b)(iii) and this Section 6.2(b)(iv) were not in this Agreement;

(v)    Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year of the Company shall be specially allocated to the Members in the same manner as if they were not Nonrecourse Deductions;

(vi)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year of the Company shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i)(1);

(vii)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Section 6.1 in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies or to the Members to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies; and

(viii)    Notwithstanding anything to the contrary in Section 6.2(a) no Member shall be allocated Losses or other items of loss, expense or deduction hereunder if such allocation results in or increases an Adjusted Capital Account Deficit for such Member. Any balance of such Losses or other items of loss, expense or deduction shall be specially allocated to the Members other than such Member to the maximum extent permissible under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(c)    Curative Allocations. The allocations set forth in Section 6.2(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.2(c). Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the

Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to this Article VI without regard to the Regulatory Allocations.

(d)    Other Allocation Rules.

(i)    Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Section 6.2 as of the last day of each Taxable Year; provided, however, that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of assets of the Company are adjusted pursuant to the definition of “Gross Asset Value.”

(ii)    For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined, subject to Section 4.6(a)(xii), by the Board, using any permissible method under Section 706 of the Code and the Regulations thereunder.

(iii)    “Excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be allocated to the Members in the same proportion as the Members’ respective rights to Distributions under Section 6.4(b)(ii).

(e)    Subject to Section 4.6(a)(xii), the Members agree that all determinations and allocations under this Section 6.2 shall be made by the Board.

6.3    Tax Allocations.

(a)    Except as provided in the following sentence, at the end of each Fiscal Year income, gain, loss, deduction and credit of the Company, as determined for U.S. federal income tax purposes, shall be allocated among the Members in the same proportions as the corresponding items of income, gain, loss, deduction and credit are allocated among such Members pursuant to Section 6.2(a), Section 6.2(b), and Section 6.2(c). Notwithstanding the foregoing sentence, U.S. federal income tax items relating to any property contributed to the Company that is Section 704(c) property shall, solely for tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-3 to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and such property’s Gross Asset Value (computed in accordance with clause (a) of the definition of “Gross Asset Value”) using a “method” chosen, subject to Section 4.6(a)(xii), by the Board described in Treasury Regulations Section 1.704-3. Allocations of items for U.S. federal income tax purposes pursuant to this Section 6.3 shall neither be credited nor charged to the Members’ Capital Accounts.

(b)    In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset for U.S. federal income tax purposes shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and such asset’s Gross Asset Value in accordance with Section 704(c) of the Code using a “method” chosen, subject to Section 4.6(a)(xii), by the Board described in Treasury Regulations Section 1.704-3.

(c)    The Members are aware of the income tax consequences of the allocations made by Section 6.2 and this Section 6.3 and hereby agree to be bound by the provisions of Section 6.2 and this Section 6.3 in reporting allocations of income, gain, loss and deduction of the Company for all income tax purposes.

(d)    Subject to Section 4.6(a)(xii), the Members agree that all determinations and allocations under Section 6.2 and this Section 6.3 shall be made by the Board.

(e)    Tax credits shall be allocated among the Members according to their interests in such credits as reasonably determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii) or other applicable tax Laws.

6.4    Distributions.

(a)    The Board of Managers shall be solely responsible for making all determinations regarding the amount and timing of all distributions to the Members, except as provided in Section 6.4(d). In the event that the Company receives cash proceeds from an equity investment by a Third Party Investor in the Company or any Subsidiary of the Company, the Board of Managers shall cause the Company to make Distributions, to the extent of its available cash, after giving effect to the pay down of indebtedness, setting aside of reserves, and the obligations and expenses of any such Group Company that are due or scheduled to be due during the following twelve (12) month period, in each case, as determined by the Board of Managers.

(b)    Subject to Section 6.4(d), Section 6.5 and Section 9.2, all Distributions shall be made as and when determined by the Board of Managers, in the following order of priority:

(i)    First: until the aggregate of all Distributions equals the Distribution Threshold Amount, to the Members, pro rata in accordance with the Pre-Threshold Percentage Interests of each Member; and then

(ii)    Thereafter: to the Members, pro rata in accordance with the Post-Threshold Percentage Interests of each Member.

(c)    Each distribution in kind of securities, assets or other property shall be distributed in accordance with this Section 6.4 as if there had been a sale of such property for an amount of cash equal to the fair market value of such property followed by an immediate distribution of such cash proceeds. Distributions consisting of cash, securities, assets and/or other property shall be made, to the extent practicable, in pro rata portions as to each Member receiving such distributions. For purposes of the preceding sentence, securities, assets or other property having a different tax basis than like securities, assets or other property shall be considered to be securities, assets or other property of a different type.

(d)    On or before the tenth (10th) day of each January, April, June, and September, the Company shall, to the extent that the Company has cash available therefor (whether on hand or from borrowings), after paying Company expenses and setting aside reserves for anticipated liabilities, obligations and commitments, distribute to the Members, in the same proportion as the Members’ respective rights to Distributions under Section 6.4(b), an amount of cash necessary (as determined by the Board of Managers in its discretion) to enable each Member (or such Member’s direct or indirect owners) to pay its estimated and annual tax liabilities (each a “Tax Distribution”). Each Tax Distribution made to a Member shall be treated as an advance and credited against amounts otherwise distributable under this Article VI.

(e)    For purposes of calculating the amount of Distributions owed to each Member pursuant to Section 6.4(b), the amount of Distributions attributable to any Membership Interests that are acquired by any Person by virtue of a Transfer of Membership Interests in accordance with the terms of this Agreement shall be in the same amount as the amount of all Distributions of the assignor of such Membership Interests. To the extent such Person acquires less than all of the Membership Interests held by the assignor, the amount of Distributions attributable to such Membership Interests assigned shall be in proportion to the total number of Membership Interests owned by the assignor immediately before such Transfer, and the amount of Distributions attributable to the Membership Interests retained by the assignor shall be reduced proportionately.

6.5    Return of Capital Contributions. Except as set forth in Section 9.2, no Member shall be entitled to a return of its Capital Contributions.

6.6    Treatment of Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account.

ARTICLE VII

BOOKS AND RECORDS AND TAX MATTERS

7.1    Books and Records and Financial Statements.

(a)    The Company and its Officers shall keep or cause to be kept appropriate records and full and true books of account in which shall be entered fully and accurately each transaction of the Company. Following the Effective Date, such books and records of the Company shall be maintained in accordance with GAAP, consistently applied. All of the records and books of account, together with (i) information regarding the state of the business and financial condition and operating results of the Company (ii) a current list of the full name set forth in alphabetical order and last known mailing address of each Member, together with the Capital Contribution, if any, of each Member or information from which such information can be readily derived; (iii) a copy of the Certificate of Formation and all amendments thereto, or restatement thereof, together with executed copies of any power of attorney pursuant to which any certificate of amendment has been executed; (iv) a copy of this Agreement and any amendments thereto; (v) minutes of the meetings of all Members, the Board and all committees, if any; and (iv) the Company’s federal, state and local tax returns, shall at all times be maintained at the principal office of the Company, or at such other office as the Board of Managers may designate by written notice to all Members. At any time during regular business hours upon reasonable prior notice (it being agreed that two (2) Business Days shall be considered reasonable) to the Company, any Member or its duly authorized representative may inspect and copy at its own expense for any purpose reasonably related to the Member’s interest as a Member the books and records referred to herein.

(b)    The Company’s books and records shall be maintained in accordance with, and for such length of time as is required by, applicable local, state and federal tax Laws.

(c)    No earlier than January 1, 2022, Nikola shall be entitled to receive the following information from the Company:

(i)    within ten (10) days after the end of each month (including the last month of each Fiscal Year of the Company), the consolidated balance sheets of the Company and its Subsidiaries electronically in Microsoft Excel format, as at the end of such month, and the related consolidated statements of income, profits and losses, and cash flow for such month and for the period from the later of the beginning of the then current Fiscal Year of the Company;

(ii)    within fifteen (15) days after the end of each fiscal quarter of the Company, the consolidated balance sheets of the Company and its Subsidiaries electronically in Microsoft Excel format, as at the end of such fiscal quarter, and the related consolidated statements of income, profits and losses, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of the Company;

(iii)    within forty-five (45) days after the end of each Fiscal Year of the Company, (1) the consolidated and consolidating balance sheets of the Company and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated statements of income, and statement of retained earnings for such Fiscal Year, (2) a report with respect to the consolidated financial statements from a nationally recognized firm of certified public accountants selected by the Company and reasonably acceptable to Nikola (such consent not to be unreasonably withheld or delayed), which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement);

(iv)    promptly upon receipt thereof, all material reports and “management letters” or similar letters submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of financial statements or related internal control systems of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(v)    prior to the last day of each fiscal quarter, projections of the Company and its Subsidiaries for the forthcoming fiscal quarter; and

(vi)    together with each delivery of financial statements and projections delivered by the Company hereunder, in electronic form and hard copy, a management report (1) describing the operations and financial condition of the Company and its Subsidiaries for the applicable period then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations (including any variations between actual performance through such date and the projections previously delivered to Nikola).

7.2    Certain Tax Matters.

(a)    It is the intention of all of the Members that the Company be classified as a partnership for U.S. federal, state and local income tax purposes, except to the extent otherwise required by Law. The Company shall take whatever action may be necessary to carry out this intention, and neither the Company nor any Member shall take any action or position that is inconsistent with this intention. The Company shall file as a partnership for U.S. federal, state and local income tax purposes. Each Member shall provide the Company with any information reasonably requested by the Company, including information regarding its adjusted tax basis in its Membership Interests. The Company shall distribute to each of the Members such tax information as is required by Law to be provided for each Member to prepare its U.S. federal, state and local tax returns. The Company shall prepare and timely file all tax returns required to be filed by the Company. The Members shall file their own tax returns in a manner consistent with the tax returns of the Company. Each Member hereby acknowledges and agrees that it is aware that in the event a Member is required to file an extension on its tax return, or any similar filing, due to the timing of the delivery of any report required to be delivered by the Company pursuant to this Section 7.2(a), including by reason of any delay in the preparation or delivery of any such report, such Member will bear any costs associated therewith.

(b)    From and after the Effective Date until the earlier of the date on which QEP ceases to be a Designated Member or the Members elect, subject to Section 4.6(a)(xii), to appoint an alternative Member, QEP shall serve as the Company’s Tax Matters Member, and if a Designated Individual is required to be appointed under the applicable U.S. federal income tax Law, the Tax Matters Member shall designate the individual to serve as the Designated Individual. Subject to Section 4.6(a)(xii), the Tax Matters Member and the Designated Individual shall have the power and authority granted to each in such capacities under the Partnership Tax Audit Rules, including representing the Company (at the Company’s expense) in connection with all U.S. federal income tax examinations (and state and local income tax examinations that incorporates rules similar to the Partnership Tax Audit Rules) of the Company by the IRS (or applicable state or local income tax authorities), including resulting judicial and administrative proceedings, and may expend Company funds for professional services and costs associated therewith. Subject to Section 4.6(a)(xii), the Tax Matters Member and the Designated Individual is authorized, without any further consent of the Members required, (i) to represent the Company before the IRS (and any other state or local governmental agency with jurisdiction in income tax matters that incorporates rules similar to the Partnership Tax Audit Rules and affecting the Company), and to sign such consents and to enter into settlements and other agreements with the IRS (and any such other agencies) as it deems necessary or advisable, and (ii) to take all other actions as required or as authorized and it shall deem appropriate under the Partnership Tax Audit Rules.

(c)    The Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Tax Matters Member and the Designated Individual in connection with any expenses arising in connection with this Section 7.2, including in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company.

(d)    The Company shall elect the application of Section 6226 of the Code, or any successor provision, with respect to any “imputed underpayment” (as defined therein).

(e)    Each Member hereby agrees to take any and all actions, and to furnish any and all information, requested by the Board to minimize any tax liability that would otherwise be imposed on the Company under Section 6225 of the Code, or any successor provision, including (if requested by the Board) by (i) filing amended tax returns to take into account any adjustment to the amount of any item of income, gain, loss, deduction, or credit of the Company, or of any Member’s distributive share thereof, and (ii) providing the Company with any information necessary for the Company to (x) establish the amount of any tax liability resulting from any such adjustment and (y) elect (in accordance with Section 6226(a) of the Code, or any successor provision, for each Member to take any such adjustment into account directly.

(f)    To the fullest extent permitted by Law, each Member hereby agrees to indemnify the Company and the other Members for its allocable share of any applicable tax liability of any type whatsoever (including any liability for penalties, additions to tax or interest) that could be assessed against and collected from the Company (“Company Level Taxes”) attributable to such Member’s share of the income of or interest in the Company or attributable to distributions to such Member. A Member’s share of Company Level Taxes shall be as reasonably determined by the Board (“Allocated Share”), and such Allocated Share shall be deemed to have been loaned by the Company to any such Member and then the payment of any such Member’s share to the Company shall be treated as a repayment of such loan. With respect to a Member’s Allocated Share, the Board and the Company shall cause such Member to economically bear its Allocated Share by either (i) requiring such Member to pay to the Company an amount equal to its Allocated Share or (ii) deducting from the amounts next distributable to such Member pursuant to this Agreement an amount equal to its Allocated Share; provided that, if the amount of such Member’s Allocated Share exceeds the amount of such aggregate reductions at the time of the dissolution and winding up of the Company pursuant to Article IX, such Member shall pay to the Company an amount equal to such excess prior to the final distribution pursuant to Section 9.2(b)(iii).

(g)    The provisions of Section 7.2(b), Section 7.2(c), Section 7.2(e) and Section 7.2(f) shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the IRS or any other governmental agency any and all matters regarding the taxation of the Company or the Members.

7.3    Withholding.

(a)    Notwithstanding any provision herein to the contrary, the Company may withhold and pay over to the Internal Revenue Service, or any other relevant taxing authority, such amounts that the Company is required to withhold, pursuant to the Code or any other applicable domestic or foreign Law, on account of a Member’s distributive share of the Company’s items of gross income, income or gain or Distributions from the Company. For purposes of this Agreement, any taxes so withheld by the Company shall be deemed to be a Distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than amounts otherwise distributable to such Member pursuant to this Agreement, then such Member and any successor to such Member’s Membership Interests shall then be required to make prompt payment to the Company of such amount for purposes of satisfying such withholding tax obligations.

(b)    The amount of any taxes paid by or withheld (directly or indirectly) from receipts of the Company and which are attributable to the status of a particular Member or which are paid or withheld with respect to tax obligations imposed on a particular Member shall be deemed to have been distributed to such Member in respect of such Membership Interests.

(c)    Each Member agrees to provide in a timely manner any certification or information that is reasonably requested by the Company (i) to permit the Company to make payments to such Member without, or at a reduced rate of, withholding, (ii) to enable the Company to qualify for a reduced rate of withholding in any jurisdiction from or through which the Company receives payments on its assets, (iii) to determine and/or satisfy the Company’s duties and liabilities with respect to any taxes or other charges, or (iv) to comply with any reporting or other requirements under any tax Law. However, the Company shall not be obligated to apply for or obtain a reduction of, or exemption from, withholding tax on behalf of any Member that may be eligible for such reduction or exemption. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the other Members from any and all damages, costs and expenses (including any amounts of taxes, fees, interest, additions to tax, or penalties) resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes and from any other cost, damage or loss incurred by the Company as a result of the Member’s failing to provide the Company with any information required by current or new legislation in order to avoid the direct or indirect imposition of a withholding tax on the Company. This indemnification shall continue notwithstanding a Member ceasing to be a Member.

(d)    For the avoidance of doubt and notwithstanding any provision herein to the contrary, the Board of Managers is authorized to take any action that it determines to be necessary or appropriate to cause the Company and its subsidiaries to comply with any withholding requirements established under Sections 1441, 1442, 1445, 1446, 1471, 1472, 1473 or 1474 of the Code or any other provision of the Code or other applicable Law, including with regard to (i) the sale of “United States real property interests” (as defined in the Code), (ii) the distribution of cash or property to a Member that is a “foreign person” (as defined in Treasury Regulations Section 1.1445-2(b)(2)(i)), and (iii) the Transfer of any Membership Interests.

(e)    To the fullest extent permitted by Law, each Member hereby agrees to indemnify the Company and the other Members for its allocable share of any applicable withholding tax of any type whatsoever (including any liability for penalties, additions to tax or interest) attributable to such Member’s share of the income of the Company or attributable to Distributions to such Member. For purposes of this Agreement, the amount of any taxes or similar charges or levies paid by or withheld from the gross income of the Company shall be allocated among the Members as determined by the Board, and such allocated amounts shall be deemed to have been distributed to each Member and shall be charged as of the date of payment against the Capital Account of such Members.

ARTICLE VIII

TRANSFERS OF MEMBERSHIP INTERESTS

8.1    Member Transfers.

(a)    Subject to Section 8.1(b), Section 8.3, Section 8.4 and Section 8.5, any Member may Transfer all or any portion of its Membership Interests at any time, to any Person without the prior written consent of the Board of Managers or any Member; provided the Transferring Member provides at least fifteen (15) days’ prior written notice of such Transfer to the Board of Managers and each other Member.

(b)    Notwithstanding anything herein to the contrary, no Member may Transfer any of its Membership Interests or any rights or benefits with respect thereto: (i) [*], (ii) without complying with the requirements set forth in this Article VIII, including Section 8.2, Section 8.3 and Section 8.4 and (iii) (A) if the Board of Managers determines that it would be reasonably likely that such Transfer would violate any securities Laws, any other applicable Laws or any right of the Company under this Agreement or otherwise, or (B) if the Board of Managers determines that there is a substantial risk that such Transfer would cause the Company to be treated as a “publicly traded partnership” taxable as a corporation or otherwise taxable as a corporation for U.S. federal income tax purposes.

8.2    Transferee Not a Member. No Person acquiring an assignment or Transfer of any Membership Interests other than a Member (or its Permitted Transferee) shall become a Member without the approval of the Board of Managers pursuant to Section 3.2 and this Article VIII. Any such approval shall be at the sole discretion of the Board of Managers; provided, however, that Transfers complying with the procedures set forth in Section 8.3 (including any Transfer to a ROFO Third Party Offeror in accordance with Section 8.3) shall be deemed to be approved by the Board of Managers so long as (x) the transferee is not a Prohibited Transferee and (y) the Board of Managers has not determined that it is reasonably likely that either of the conditions set forth in Section 8.1(b)(iii) would apply with respect to such Transfer. No Person (including a Permitted Transferee) may be admitted as a Member pursuant to this Article VIII or Article III until such Person executes and delivers to the Company an agreement, in form and substance satisfactory to the Board of Managers in its reasonable discretion, binding such Person to the terms and conditions of this Agreement.

8.3    Right of First Offer.

(a)    Except for a Transfer of Membership Interests in connection with an Approved Sale, which will not be subject to this Section 8.3, if a Member proposes to Transfer all or any portion of its Membership Interests (the “Offered Interests”) to a Person (a “ROFO Third Party Offeror”) other than a Permitted Transferee of such Member or another Member, such Member (for purposes of this Section 8.3, the “Offering Member”) shall, prior to effectuating such Transfer, give a right of first offer with respect to such Offered Interests: first, to the Company, and second, to the other Members in accordance with this Section 8.3.

(b)    The Offering Member shall give written notice not less than thirty (30) days prior to the date of the proposed Transfer to the Company and other Members of its intention to Transfer and identifying (i) the number of Offered Interests that such Offering Member proposes to Transfer, (ii) the consideration offered (which consideration shall be cash or Marketable Securities) for the Offered Interests, if such Offering Member has received an offer to purchase such Offered Interests (the “ROFO Price”), (iii) the terms, conditions, rights and privileges upon which such Offering Member proposes to Transfer the Offered Interests or under which such ROFO Third Party Offeror has proposed to acquire the Offered Interests, (iv) the identity of the ROFO Third Party Offeror, if such Offering Member has received an offer to purchase such Offered Interests and (v) the date upon which the Transfer is proposed to be made, which shall be on a date that is no more than ninety (90) days following date of such notice (the “ROFO Offer Notice”).

(c)    The Company shall have the right, by written notice to the Offering Member given within ten (10) days after receipt of such ROFO Offer Notice, to elect to purchase all (but not less than all) of the Offered Interests for the consideration and in accordance with the other terms and conditions of such offer specified in such ROFO Offer Notice, and if the ROFO Offer Notice is delivered prior to a bona fide offer from a ROFO Third Party Offeror, at a price and on terms mutually acceptable to the Company and such Offering Member. In the event that the Company elects not to purchase all of the Offered Interests, the Company shall give written notice of such election to each other Member within ten (10) days after receipt of such ROFO Offer

Notice (the “Company ROFO Notice”), which Company ROFO Notice shall include a copy of the ROFO Offer Notice. In the event that the Company fails to provide either of the foregoing notices within such stated periods, as applicable, the Company shall be deemed to have elected not to purchase the Offered Interests.

(d)    In the event that the Company elects, or is deemed to have elected, not to purchase the Offered Interests, the other Members shall each have the right, by written notice to the Offering Member within ten (10) days after receipt of the Company ROFO Notice (provided, that if the Company fails to deliver such Company ROFO Notice, the Offering Member shall give such Company ROFO Notice), to elect to purchase, for the consideration and in accordance with the other terms and conditions of such offer specified in such ROFO Offer Notice, and if the ROFO Offer Notice is delivered prior to a bona fide offer from a ROFO Third Party Offeror, at a price and on terms mutually acceptable to the Offering Member and other Members, a number of Membership Interests equal to the product of (x) the number of Offered Interests multiplied by (y) a fraction equal to the Membership Percentage Interest held by such Member divided by the total Membership Percentage Interests held by the other Members (excluding the Membership Percentage Interests held by the Offering Member). In the event that not all of the other Members desire to participate in the purchase of the Offered Interests, or one or more of the other Members desires to purchase more than its proportionate share of the Offered Interests, or one or more of the other Members desires to purchase less than its proportionate share of the Offered Interests, then the other Members shall negotiate among themselves in good faith to allocate the Offered Interests among themselves; provided, that each such other Member shall be entitled to purchase at least its proportionate share of such Offered Interests. The Offering Member shall Transfer to the participating Members the Offered Interests purchased by such Members upon receipt of cash consideration therefor. Each Member may assign to any of its Affiliates, in whole or in part, its right to purchase any Offered Interests; provided, that the admission of any such Person as a Member shall be subject to requirements set forth in Section 3.2.

(e)    In the event that the Company and the other Members have not elected to purchase all of the Offered Interests, the Offering Member shall, subject to the terms of this Article VIII have the right to Transfer all or a portion of the Offered Interests to a ROFO Third Party Offeror at any time within sixty (60) days following the earlier of (i) the written waiver of such rights of first offer by all Members and (ii) the expiration of the thirty (30) day period in which the Members may elect to purchase the Offered Interests; provided, however, that the Offering Member may not sell such Offered Interests to the ROFO Third Party Offeror for consideration (which shall be cash or Marketable Securities) that is less than the ROFO Price or on other material terms and conditions that are more favorable to the ROFO Third Party Offeror than those set forth in the ROFO Offer Notice.

(f)    Notwithstanding anything herein to the contrary, the rights of first refusal described in this Section 8.3 shall not apply to any Transfer of Membership Interests by a Member to any of its Permitted Transferees or to any other Member pursuant to this Section 8.3.

8.4    Drag Along Rights.

(a)    Subject to compliance with Section 8.6, in the event that (x) the Requisite Members (the “Dragging Members”) propose a Company Sale and (y) the consideration for such Company Sale is to be paid in the form of cash or Marketable Securities (an “Approved Sale”), then the Company shall give notice to the other Members of the Approved Sale, which notice shall include the material terms of the Approved Sale (the “Sale Request”). Each Member agrees not to directly or indirectly, without the prior written consent of the Board of Managers, disclose to any other Person any information related to the Sale Request or the Approved Sale, other than disclosures to legal counsel or other advisors in confidence or as otherwise required by Law. In connection with the Approved Sale, (i) each Member shall be obligated to and agrees that, in such Member’s capacity as a member of the Company, such Member will vote, or grant proxies relating to all of its Membership Interests to vote, all of such Member’s Membership Interests in favor of, consent to, raise no objections to, and waive any dissenters, appraisal or similar rights with respect to, the Approved Sale and will not exercise any right to dissent or seek appraisal rights in respect of the Approved Sale, (ii) each Member shall take all actions which the Dragging Members deem necessary or advisable in the sole judgment of the Dragging Members in connection with the consummation of the Approved Sale, including executing, delivering and agreeing to be bound by the terms of any agreement related to the Approved Sale and any other agreement, instrument or certificates necessary to effectuate the Approved Sale, (iii) if the Approved Sale is structured as a transfer of Membership Interests, each Member will agree to transfer its Membership Interests and shall deliver at the closing of the Approved Sale its Membership Interests, including certificates relating thereto (if any), free and clear of all claims, liens and encumbrances, on the terms and conditions as approved by the Dragging Members (it being understood and agreed that each Member will be obligated to Transfer its Membership Interests in the proportion, by class and amount, to the Membership Interests proposed to be Transferred in the Approved Sale) and (iv) each Member shall pay such Member’s pro rata share of the costs and expenses incurred in connection with the Approved Sale as determined in good faith by the Board of Managers to the extent such costs and expenses are incurred for the benefit of the Members and are not otherwise paid by the Company. Costs incurred by any Member on its own behalf will not be considered costs of the Approved Sale. Notwithstanding the foregoing, in connection with the Approved Sale (1) no Member that is not a Dragging Member (a “Dragged Member”) shall be required to make representations or warranties other than representations and warranties with respect to the Dragged Member’s valid ownership of its Membership Interests, free of liens and encumbrances, and such Dragged Member’s authority, power and right to enter and consummate such Approved Sale, (2) the indemnification obligation of a Dragged Member with respect to the breach of any representation or warranty concerning the Company or any other Group Company or their respective business or operations shall be pro rata, several and not joint and limited to the lesser of (A) the net amount of proceeds actually received by such Dragged Member with respect to its Membership Interests in connection with such Approved Sale and (B) such Dragged Member’s pro rata share of any “cap” on indemnification obligations of the Members selling Membership Interests in such Approved Sale and (3) a Dragged Member shall not be required to agree to any non-competition, non-solicitation or similar restrictive covenants.

(b)    Notwithstanding anything to the contrary in Section 8.4(a), a Dragged Member will not be required to comply with Section 8.4(a) in connection with any Approved Sale unless, upon the consummation of such Approved Sale, the consideration payable or distributed to the Members in respect of the Membership Interests proposed to be transferred in the Approved Sale will be payable or distributed among the Members in accordance with Section 9.2(b).

8.5    No Indirect Transfer Restrictions. Each Member agrees that the Transfer restrictions in this Agreement are avoided by the holding of Membership Interests directly or indirectly through a Person that can itself be sold in order to dispose of an interest in any Membership Interest free of such restrictions. For the avoidance of doubt, any Transfer of any Membership Interest (or interest therein) resulting in any change in the Control, directly or indirectly, of a Member or of any other Person having Control, directly or indirectly, over that Member shall not be treated as being a Transfer of the Membership Interest held by that Member, and the provisions of this Agreement that apply in respect of the Transfer of Membership Interests shall thereupon not apply in respect of the Membership Interests so held; provided, however, to the extent any Founding Member enters into any Transfer of any Membership Interest (or interest therein) resulting in any change in the Control, directly or indirectly, of such Founding Member or of any other Person having Control, directly or indirectly, over that Founding Member, such Founding Member shall inform Nikola and provide and up-to-date ownership schedule of such Founding Member within ten (10) days following such Transfer.

8.6    Nikola Company Sale ROFO Rights

(a)    In the event that (x) the Requisite Members propose a Company Sale (y) the consideration for such Company Sale is to be paid in the form of cash or Marketable Securities and (z) the aggregate consideration for such Company Sale is less than [*] (a “Below Threshold Sale”), the Requisite Members shall, prior to effectuating such Below Threshold Sale, give a right of first offer with respect to such Below Threshold Sale to Nikola.

(b)    The Requisite Members shall give written notice not less than thirty (30) days prior to the date of the proposed Below Threshold Sale to Nikola of (i) the consideration offered (which consideration shall be cash or Marketable Securities) in such Below Threshold Sale (the “Below Threshold Sale Price”), (ii) the terms, conditions, rights and privileges upon which the Requisite Members propose to consummate such Below Threshold Sale, (iii) the identity of the potential purchaser in such Below Threshold Sale and (iv) the date upon which the Below Threshold Sale is proposed to be consummated, which shall be on a date that is no more than ninety (90) days following date of such notice (the “Below Threshold Sale ROFO Offer Notice”).

(c)    Nikola shall have the right, by written notice to the Requisite Members within ten (10) days after receipt of the Below Threshold Sale ROFO Offer Notice, to elect to be the purchaser in such Below Threshold Sale at the Below Threshold Sale Price and on the terms set forth in the Below Threshold Sale ROFO Offer Notice. If Nikola fails to timely elect to be the purchaser in such Below Threshold Sale in accordance with the immediately preceding sentence, Nikola will be deemed to have elected not to exercise its rights pursuant to this Section 8.6. In the event that Nikola elects to not exercise its rights pursuant to this Section 8.6 with respect to a Below Threshold Sale, the provisions of Section 8.4 shall apply to such Below Threshold Sale as if it was an Approved Sale and Nikola agrees it will be a Dragged Member for purposes of such Approved Sale.

ARTICLE IX

DISSOLUTION

9.1    Dissolution. Except following receipt of Super Majority Approval as provided in Section 4.6(a)(xv), neither the Board of Managers nor any Member may cause the Company’s dissolution.

9.2    Winding Up; Distributions Attributable to Liquidation or an Approved Sale.

(a)    Upon the dissolution of the Company, the Board of Managers may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and convey and distribute to the Members any remaining assets of the Company, all without affecting the liability of the Members.

(b)    On the Company’s dissolution, the Board of Managers shall take account of the Company’ property and liabilities and liquidate same as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall, subject to the terms set forth below, be applied and distributed in the following order:

(i)    first, to the payment of the Company’s liabilities to creditors (including Members who are creditors) to the extent otherwise permitted by applicable Law, other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members under the Act, and the expenses of liquidation;

(ii)    second, to the establishment of any reserves that the Board of Managers may deem reasonably necessary for any contingent or unforeseen liabilities of the Company or the Members arising out of or in connection with the Company; and

(iii)    third, to the Members in accordance with Section 6.4(b).

9.3    Deficit Capital Accounts. Upon a liquidation of the Company within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

9.4    Nonrecourse to Other Members. Except as provided by applicable Law or as expressly provided in this Agreement, upon dissolution, each Member shall receive a return of its Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

9.5    Certificate of Cancellation When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the certificate of cancellation shall be executed on behalf of the Company and filed with the Secretary of State of the State of Delaware, and the Company shall perform all other necessary or appropriate acts to reflect the dissolution and termination of the Company.

9.6    Termination. Upon completion of the dissolution, winding up, liquidation and distribution of the assets of the Company, the Company shall be deemed terminated.

ARTICLE X

GENERAL PROVISIONS

10.1    Confidentiality.

(a)    Non-Disclosure of Confidential Information. Each party hereto agrees that it will use, and will cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, “Representatives”) to use, its commercially reasonable efforts to maintain the confidentiality of all Confidential Information disclosed to it by any other party or the Definitive Agreements contemplated herein or the operation of its business or the use or ownership of its assets, by limiting internal disclosure of any such information to those Persons who have an actual need to know such information in connection with the business of the Company, and will not, without the prior written consent of the disclosing party, use such information other than in connection with the transactions contemplated herein.

(b)    Permitted Disclosures. Notwithstanding Section 10.1(a), any party hereto may disclose any Confidential Information: (a) to any Governmental Entity in connection with applications for approval of the transactions contemplated hereby (or, in the case of any regulated Affiliate of a Member, in connection with audits by the applicable Governmental Entities), (b) to financial institutions in connection with financings with respect to the Project contemplated hereby, (c) in the case of any Member, (i) to a bona fide potential transferee if such Member desires to undertake any Transfer of its interests in the Company permitted by this Agreement, and (ii) to its Representatives, in each case, all materials made available to such Member pursuant to the terms of this Agreement, provided that (A) in the case of sub-clause (i) of this clause (c), prior to the disclosure of any Confidential Information, such Person shall execute an agreement containing substantively the same terms as set forth in Section 10.1(a), and (d) to any other Person if such party becomes compelled by Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, mandatory provision of Law, regulation or stock exchange rule) to disclose any of the Confidential Information. In addition, each Member may report to its stockholders, limited partners, members or other equity holders, employees, officers, directors, or investors, the general status of such Member’s investment in the Company without disclosing specific Confidential Information. A disclosing party shall be responsible for a breach by any third Person to whom such disclosing party discloses Confidential Information in accordance with the terms of subclause (c)(ii) of this Section 10.1(b).

(c)    Disclosures Required by Law. In the case of disclosures by a Person compelled by Law, the disclosing party shall (i) provide the other parties hereto with prompt written notice of such requirement so that such non-disclosing parties may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 10.1 and (ii) take such reasonable legally available steps as the non-disclosing parties may reasonably request to resist or narrow such requirement (at the expense of the non-disclosing parties). In the event that such protective order or remedy is not obtained, or that the non-disclosing parties waive compliance with the terms hereof, the disclosing party agrees to furnish only that portion of the Confidential Information that it is advised by counsel is required to be furnished, and to exercise its commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such Confidential Information.

(d)    Additional Confidentiality Obligations. For the avoidance of doubt, the provisions set forth in this Section 10.1 shall be in addition to, and not a limitation of, any other obligation of confidentiality under any other contractual arrangements between the Company (or any other Group Company), on the one hand, and one or more Members or any of their Affiliates, on the other hand.

10.2    Notices and Consents. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given for all purposes (a) upon delivery, when delivered personally to the Member, (b) one (1) Business Day after delivery to a recognized overnight courier service, when sent by next day delivery by such a courier service to the Member at its address set forth in Schedule I, (c) three (3) Business Days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, when sent by registered or certified mail, postage prepaid, addressed to the Member at its address set forth in Schedule I or (d) upon delivery if transmitted prior to 6:00 pm (EST), or at 9:00 am (EST) on the Business Day following transmission if transmitted after 6:00 pm (EST), when sent by facsimile or email to the Member at its address set forth in Schedule I. All consents required or permitted hereunder shall be in writing. Any Member may change its address set forth in Schedule I by notice to the other Members pursuant to this Section 10.2.

10.3    Merger and Amendments.

(a)    This Agreement together with the agreements referred to herein contain the entire agreement among the Members with respect to the subject matter hereof, and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto, whether or not relied or acted upon. No course of conduct pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, and no usage of trade, shall amend this Agreement or impair or otherwise affect any Member’s obligations, rights and remedies pursuant to this Agreement.

(b)    No amendment, modification or waiver to this Agreement shall be effective without the approval of the Board of Managers; provided, however, that this Agreement shall not be modified, supplemented or amended in such a manner as to (i) alter or change the powers, preferences or special rights of any Member so as to adversely affect such Member in a manner that is not the same as or similar in all material respects to the way in which the power, preferences or special rights of each other Member without the prior written consent of such Member (which such Member may withhold in its sole discretion), (ii) alter or change the powers, preferences or special rights of any class of Membership Interests so as to adversely affect the holders of such class of Membership Interests in a manner that is not the same as or similar in all material respects to the way in which the power, preferences or special rights of all such classes of Membership Interests would be affected without the prior written consent of the holders of all of such class of Membership Interests (which such holders may withhold in their sole discretion), or (iii) alter or change the powers, preferences or economic rights of the holders of Membership Interests so as to adversely affect such Members without the prior written consent of all of such affected Members (which such Members may withhold in their sole discretion); provided that, in the event a Member has been offered the right to subscribe for Participation Securities in accordance with Section 5.4 and fails to subscribe for such Participation Securities in accordance with the terms and conditions applicable to such offering, then the consent of such Member shall not be required to amend, modify or waive this Agreement, solely to the extent necessary to authorize the issuance of such securities and define the rights, privileges and obligations applicable to such securities (including the granting of rights to designate representatives to the Board of Managers to serve as Managers and any corresponding change to the authorized number of Managers comprising the Board of Managers), and/or admit the holders thereof as Members.

10.4    Successors in Interest. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable only by and against the parties hereto and each of their respective heirs, executors, administrators, personal representatives, successors and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.5    Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

10.6    Waiver. No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by a Member of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by all Members.

10.7    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any provision of this Agreement shall be prohibited by or invalid under such Law, it shall be deemed modified to conform to the minimum requirements of such Law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

10.8    Binding. This Agreement shall be binding upon and inure to the benefit of all Members, and each of the permitted successors and assignees of the Members.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.10    Governing Law. This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

10.11    Arbitration.

(a)    Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) any Member’s rights and obligations hereunder, (ii) the validity or scope of any provision of this Agreement, (iii) whether a particular dispute, claim or controversy is subject to arbitration under this Section 10.11 and (iv) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Either the Company or one or more disputing Members may commence an arbitration process by filing a written demand for arbitration with the arbitration service provider and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 10.2. The dispute resolution process shall be administered by the American Arbitration Association (the “Arbitration Association”). If, at the time a dispute arises, the Arbitration Association does not exist or is unable to administer the dispute resolution process and the parties cannot agree on the identity of a substitute service provider, then either party may petition the state or federal district court in Wilmington, Delaware, to appoint an arbitrator to administer the arbitration. If the court refuses to do so, then either party may proceed by filing an action in any court of competent jurisdiction. The panel of arbitrators shall be comprised of one arbitrator appointed by the Member party to such dispute, claim or controversy, one arbitrator appointed by the Company or such other Member(s) party to such dispute, as applicable, and one arbitrator appointed upon the mutual agreement of each of the two party-appointed arbitrators, in each case from the Arbitration Association (or such other service provider’s) panel of neutrals. The Members and the Company, as applicable, shall cooperate with the Arbitration Association (or such other service provider) and each other in scheduling the arbitration proceedings and shall participate in the arbitration in good faith. All costs of arbitration other than proceedings pursuant to this Section 10.11 shall be shared equally between such parties to such arbitration.

(b)    The provisions of this Section 10.11 may be enforced by any court of competent jurisdiction, and, to the extent permitted by Law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 10.11 shall be entitled to a restraining order, injunction or other equitable relief in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order, injunction or other equitable relief may be granted without the necessity of posting any bond.

(c)    The details of any arbitration pursuant to this Section 10.11, including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable Law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 10.11 and who are obligated to keep such information confidential to the same extent as such party. If either a Member or the Company, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such Member or the Company, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(d)    For the avoidance of doubt, (i) any arbitration pursuant to this Section 10.11 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, (ii) any business dispute (x) between Members or Managers, a Member and the Company on matters pursuant to which such Members are entitled to vote under this Agreement, or (y) any Member and any other Group Company, that do not arise out of or relate to this Agreement and (iii) any arbitration pursuant to this Section 10.11 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between Members, a Member and the Company, or Member and any other Group Company, that do not arise out of or relate to this Agreement.

10.12    No Third-Party Beneficiaries. Subject to the provisions of Section 4.7, this Agreement shall not confer any rights or remedies upon any Person other than the Members and their respective successors and permitted assigns, regardless of whether they are parties hereto. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

10.13    Representations and Warranties of Members. By execution and delivery of this Agreement, each of the Members represents and warrants that such Member (a) is authorized, and has all requisite power and authority, under such Member’s charter and by-laws or other articles or agreements of organization and the Laws of the jurisdiction where such Member is incorporated or otherwise organized, to become a Member, that this Agreement has been duly and validly executed by such Member and that this Agreement constitutes a valid and binding obligation of such Member, (b) is able and is prepared to bear the economic risk of making the Capital Contributions contemplated hereby with respect to such Member’s Membership Interests and the holding by the Company of its assets and properties as contemplated hereby and to suffer any loss up to the amount of such Member’s liability in connection with the investment by the Company in such assets and properties, (c) is acquiring its Membership Interests solely for such Member’s own account for investment and with no present intention of distributing or reselling all or any part thereof, (d) has sufficient knowledge and experience in financial and business matters so that such Member is capable of evaluating, and such Member has evaluated, the risks of making the Capital Contribution hereby contemplated and the risks of the investment in the Company as contemplated hereby, (e) understands that this Agreement limits such Member’s ability to withdraw, transfer or dispose of its Membership Interests, (f) has carefully considered and has, to the extent such Member believes such discussion necessary, discussed with legal, regulatory, tax, accounting and financial advisers and other advisers, the Group Companies’ business plans, financing needs, technology and operations as well as the suitability of an investment in the Company for such Member’s particular tax and financial situation and has determined that making the Capital Contributions and acquiring the Membership Interests are a suitable investment for such Member, (g) has had the opportunity to conduct its own review of the Company’s business prospects and arrangements, has been provided all materials the Member requested from the Company regarding its business, has been provided access to ask questions of and receive answers from the Company’s management in the course of its due diligence review of the Company, has received answers to all such questions presented to the Company’s management and has completed its due diligence review, (h) is relying solely upon such Member’s own due diligence review, an in reliance solely upon such independent review, has decided to make the Capital Contributions and acquire the Membership Interests contemplated hereby, and (i) has not relied upon any representation by, or other information (whether oral or written) from the Company, any Manager, any other Member, any other Group Company or any Affiliate or Representative of any of the foregoing persons.

10.14    Hydrogen Turbine. Within the period starting on the Effective Date and ending on the day that is the later of (a) twenty-four months after the Effective Date and (b) the commencement of the commercial operations of the Hydrogen Turbine (the “Turbine Decision Date”), the Company shall create an entity to which the Company shall transfer ownership of the Hydrogen Turbine (the “Turbine Entity”). The Turbine Entity shall be owned by the Founding Members; provided, however, that Nikola shall have the right to own up to 20% of the Turbine Entity at Nikola’s sole discretion (subject to mutual agreement between Nikola and the Founding Members as to a mutually acceptable agreement that will include the terms of the governance of the Turbine Entity and restrictions on transfer of the equity in the Turbine Entity, among other customary, commercially reasonable terms) without further consideration paid therefor. Nikola shall deliver written notice of its election prior to the Turbine Decision Date. Promptly following the Turbine Decision Date, the Company shall enter into an agreement with the Turbine Entity with respect to the transfer of hydrogen to the Turbine Entity, the terms of which agreement (including the transfer price of hydrogen) shall be arms’ length and negotiated in good faith by the Board. To the extent approval of the Members is required to create the Turbine Entity and/or transfer the Hydrogen Turbine, each Member hereby covenants and agrees that it shall approve such actions.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amended and Restated Liability Company Agreement as of the date first above written.

PHILIPP BROTHERS FERTILIZER LLC

By:	/s/ Simon Greenshields
	Name:	Simon Greenshields
	Title:	Sole Member

NIKOLA CORPORATION

By:	/s/ Kim Brady
	Name:	Kim Brady
	Title:	Chief Financial Officer

LITTLE BROTHERS, LLC

By:	/s/ Peter Sherk
	Name:	Peter Sherk
	Title:	Authorized Representative

QUASAR ENERGY PARTNERS LLC

By:	/s/ Nalin Gupta
	Name:	Nalin Gupta
	Title:	Authorized Representative

Signature Page to Second Amended and Restated LLC Agreement